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                                                              Exhibit (11)
                   PATRIOT TRANSPORTATION HOLDING, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                                             THREE MONTHS
                                                          ENDED DECEMBER 31,
                                                            2000        1999

Net income                                              $2,129,000      550,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share                                3,204,529    3,365,530

Shares issuable under stock
 options which are poten-
 tially dilutive                                                96       21,158
Shares used for diluted earnings
 per share                                               3,204,625    3,386,688


Basic earnings per
 common share                                                 $.66          .16

Diluted earnings
 per common share                                             $.66          .16

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